Exhibit 99.1

ICON Income Fund Eight A L.P. Liquidating Trust
2010 Year End Liquidation Update

This update is intended to give registered representatives and the investors in ICON Income Fund Eight A L.P. (“Eight A”), whose limited partnership interests were exchanged for an equal number of beneficial interests in the Eight A Liquidating Trust as of March 16, 2009 (the “Liquidating Trust”), a description of Eight A’s activities throughout the 2010 calendar year and provide an outlook for the future.

As a fund manager, ICON Capital Corp. has actively and prudently managed Eight A’s portfolio to yield the best possible return to investors.  As a public program, Eight A reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission (“SEC”).  However, as Eight A had only two remaining assets, its investment in certain telecommunications equipment on lease to Global Crossing Telecommunications, Inc. (“Global Crossing”) and its interest in the 0.4% of the profits, losses and cash flows from North Sea (Connecticut) Limited Partnership (“North Sea”), which is entitled to receive proceeds from litigation regarding the Rowan Halifax mobile offshore jack-up drilling rig, if and when received, and in order to reduce Eight A’s expenses and to maximize potential distributions to its investors, Eight A transferred all of its remaining assets and liabilities to the Liquidating Trust as of March 16, 2009.  The Liquidating Trust is required to file an annual report with the SEC under cover of a Form 10-K showing the assets and liabilities of the Liquidating Trust at the end of each calendar year and the receipts and disbursements for the year.  The annual report also describes the changes in the assets of the Liquidating Trust and the actions taken during the year.  The financial statements contained in the annual report are not audited, but will be prepared in accordance with US GAAP.

The Liquidating Trust’s equipment portfolio is comprised of the following assets.

$2,000,000 Investment in Equipment Leased to Global Crossing

The Lessee:  Global Crossing provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services.  More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment:  Various, innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by, among others, Lucent Technologies and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  In December 2005, Eight A, through a joint venture with two of its affiliates, ICON Income Fund Ten, LLC (“Fund Ten”) and ICON Leasing Fund Eleven, LLC (“Fund Eleven”), invested $2,000,000 in equipment subject to a 48-month lease with Global Crossing. Eight A had an ownership interest of 7.99%, while Fund Ten and Fund Eleven each held ownership interests of 30.62% and 61.39%, respectively.  On September 30, 2009, the joint venture sold certain equipment back to Global Crossing for a purchase price of $5,493,000 and removed the equipment from the Global Crossing lease.  The transaction was effected in order to redeem all of Fund Eleven’s interest in the joint venture.  The sale proceeds were paid to Fund Eleven and its ownership interest in the joint venture was extinguished, which adjusted Fund Ten and Eight A’s ownership interests in the joint venture to 79.31% and 20.69%, respectively.  On February 13, 2009, Eight A discounted its remaining rentals for a value of approximately $980,000 and financed the rentals with AIM Financial Corporation (“AIM”).  In consideration for financing the discounted rentals, AIM received a first priority security interest in Eight A’s interest in the investment.  In March 2009, Eight A made distributions to its investors in the amount of $900,000 from the funds received through this transaction.

Expected Future Proceeds from Investment:  $0, as the remaining rental proceeds have been pledged to AIM.

Outlook:  On March 17, 2010, the lease with Global Crossing was extended for an additional twelve months.  The lease is set to expire on March 31, 2011.  As a result of the lease extension, on March 23, 2010, Eight A restructured its financing arrangement with AIM to correspond with the extended lease maturity date.

0.4% Interest in Profits, Losses and Cash Flows from North Sea, the Entity that Owns Equipment Bareboat Chartered to The Rowan Companies

The Charterer: Rowan Companies, Inc. (“Rowan”), founded in 1923, is a major international offshore and land drilling contractor.

The Equipment: 0.4% interest in profits, losses and cash flow from North Sea, an entity that owns a 100% interest one Class 116-C Mobile Offshore Jack-Up Drilling Rig known as the “Rowan Halifax” which was built in 1982 by Marathon LeTourneau and acquired by Textron Corporation in 1984 at a cost of $66,500,000.

Investment: On November 24, 2004, an affiliate assigned to Eight A 0.4% of its rights to the profits, losses and cash flows from its limited partnership interest in North Sea, an entity that owns a 100% interest in a mobile offshore drilling rig that is subject to lease with Rowan.

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Expected Future Proceeds from Investment: $64,000 - $240,000

Outlook: On October 5, 2005, Rowan notified the owner trustee of the rig that an “Event of Loss” occurred with respect to the rig in September 2005 as a result of Hurricane Rita.  The charter provides that Rowan will pay to the lender (and upon satisfaction of all of the debt outstanding, to the owner trustee on behalf of North Sea) an amount equal to the “Stipulated Loss Value” of the rig.  The “Stipulated Loss Value” of the rig is determined according to the terms of the charter between Rowan and the owner trustee of the rig.

On November 29, 2005, Rowan commenced a declaratory judgment action in Texas State Court requesting that the court declare, among other things, that “Stipulated Loss Value” should be determined by “the value estimated in advance” of the renewal term of the charter, which amount was never documented or agreed upon by the parties.  North Sea immediately filed a counterclaim against Rowan to, among other things, have the charter enforced in accordance with its terms, and the owner trustee of the rig initiated the appraisal procedure required under the charter.  The appraisal procedure was completed and it was determined that the “Stipulated Loss Value” of the rig at the end of the charter was $80,235,317.

On or about May 22, 2006, Rowan paid (i) the March 2006 charter hire payment and (ii) the component of the “Stipulated Loss Value” of the rig represented by the present value of the remaining charter hire payments due to the lender, which amounts were used to fully satisfy the outstanding non-recourse debt on the rig.

On September 1, 2006, Rowan and North Sea each filed motions for complete summary judgment.  On March 7, 2007, the Texas State Court issued its final judgment and an order of severance and consolidation with respect to the parties’ summary judgment motions.  In its final judgment, the Texas State Court (i) granted all of North Sea’s summary judgment motions that support the Court’s related order for Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees, (ii) denied all of North Sea’s other summary judgment motions, except for those that were severed pursuant to the order of severance and consolidation, and (iii) denied all of Rowan’s summary judgment motions.

Rowan appealed the Texas State Court’s judgment and filed its appeals brief on November 7, 2007.  On March 31, 2009, by a two to one decision of the appellate panel, the Court of Appeals rendered its decision to reverse the Texas State Court’s decision.  On February 4, 2010, the Texas Court of Appeals denied North Sea’s motions for rehearing and reconsideration.  North Sea filed a petition to review the Court of Appeals decision in the Texas Supreme Court on March 22, 2010, and on July 12, 2010, North Sea also filed a brief in support of the Petition.  Rowan filed its opposition to North Sea’s Petition on October 1, 2010 and North Sea submitted its reply brief on November 2, 2010.

While it is not possible at this stage to determine the likelihood of the outcome, we and the other North Sea partners strongly disagree with the decision of the appellate panel and continue to believe our interpretation of the charter agreement with Rowan and the Texas State Court’s decision are both correct.  To that end, we are working with the other North Sea partners to vigorously pursue our claims and defend the Court’s decision.  Although the Court initially ruled in North Sea’s favor, the final outcome of any appeal is uncertain. The appeals process may span several more years, during which time the Liquidating Trust expects to incur additional expenses and legal fees. If the Texas State Court’s decision is ultimately reversed on appeal, the matter could be remanded to the Texas State Court and could proceed to trial, which would further delay a resolution of the dispute.  A trial would require the Liquidating Trust and the other North Sea partners to devote significant resources, including substantial time and money, to the pursuit of North Sea’s claims.  There is no certainty that a trial will result in a favorable verdict.  If Rowan prevails on appeal, it is anticipated that such a verdict would have a material adverse effect on the cash available for distribution to the beneficiaries of the Liquidating Trust.

The following chart depicts the net position of the Liquidating Trust’s material assets as of December 31, 2010:

Expected Future Proceeds from Investment
Lessee/Charterer	Low	High
Rowan	$64,000	$240,000
Global Crossing	$0	$0

Total Proceeds Expected	$64,000	$240,000

Approximate Number of Limited Partnership Units Outstanding as of December 31, 2010	735,092
	Low	High
Estimated Net Value Per Unit	$0.09	$0.33

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Conclusion

This past year marked the ninth anniversary of the tragic events of September 11, 2001.  While the country and its economy recovered nicely from that time until the recent recession, the economic malaise that followed September 11th provided a challenging environment for Eight A with respect to making reinvestments and realizing returns on its investments and, notwithstanding the success of several deals that were consummated, such as the investment in the Cecil Provine that returned almost $30 million on a $2 million equity investment, Eight A will not reach its original expectations.

The table below illustrates the major airline investments made by Eight A that were negatively impacted by the events of September 11th.  The difference between expected pre-September 11th anticipated value and actual post-September 11th realized value illustrates why Eight A will not achieve its original expectations.

Lessee	Acquisition Date	Equity Invested	Anticipated Residual Value	Amount Realized	Shortfall
America West	March 1999	$3,230,625	$5,180,000	$2,699,912	$(2,480,088)
KLM	September 1999	$5,750,628	$18,540,000	$0	$(18,540,000)
FedEX	September 1999	$3,783,000	$7,400,000	$4,260,000	$(3,140,000)

Alternatively, in a pre-September 11, 2001 (May 2001) transaction involving an engine leased to American Airlines, Inc., Eight A was able to double the return on its investment in less than two years.  This further illustrates the difference in the value of aviation assets between pre- and post-September 11, 2001 sales.  In short, Eight A, which was only a $75 million offering, suffered a loss of approximately $24 million of anticipated proceeds resulting from the impact of September 11th (as well as the likely reinvestment of earnings thereon).  Nevertheless, due to the performance of some notable transactions that have exceeded original expectations (such as the American Airlines and Cecil Provine investments discussed above), Eight A has been able to offset some of these results.

As of December 31, 2010, the investors that joined Eight A at its commencement in October 1998 have received $126.11 in cash distributions for every $100 invested, but later investors will receive a smaller return on their capital invested.  As depicted in the chart above, we hope that Eight A’s investors’ eventual total distributions will be approximately 126% of their original capital invested.  As discussed below, all estimates are subject to uncertainties of the equipment leasing marketplace and, therefore, actual results may be higher or lower than the estimates of future proceeds contained herein.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Eight A nor its General Partner, nor the Liquidating Trust nor its Managing Trustee, accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” or “The Charterer” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

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Forward-Looking Information

Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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